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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Chesapeake Energy Corporation of our report dated September 20, 1995, except for the fourth paragraph of Note 9 which is as of October 9, 1997, and except for the earnings per share information as described in Note 1, which is as of March 24, 1998, appearing on page 39 of the Company's Annual Report on Form 10K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts".



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP



Houston, Texas
June 17, 1998